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                                                                    EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

                              FOR IMMEDIATE RELEASE

                    CALLON ANNOUNCES COMPLETION OF FINANCINGS

         Natchez, MS (July 9, 2002)--Callon Petroleum Company (NYSE: CPE / CPE.PrA) today reported the company had completed the financing necessary to fund its debt maturities and anticipated capital expenditures in 2002 and 2003. By the end of 2003, the company expects to have its first three deepwater Gulf of Mexico discoveries online, which is estimated to increase Callon's production rates by over 130 percent from current levels.

         INCREASE IN AVAILABILITY UNDER SENIOR SECURED CREDIT FACILITY - The lenders under the company's Senior Secured Credit Facility have agreed to increase availability under the revolving borrowing base from $50 million to $75 million.

         EXTENSIONS OF MATURITY OF SENIOR SUBORDINATED NOTES DUE 2002 -The holders of $15.9 million of the company's 10.125% Senior Subordinated Notes due 9/15/02 have consented to an extension of the maturity of such notes until 7/31/04. This reduces current year maturities of Senior Subordinated Notes to $20.1 million. The company is in ongoing discussions for similar extensions with the holders of an additional $11.5 million of the notes.

         SALE OF NORTH DAUPHIN ISLAND PIPELINE - The company has completed the sale of its North Dauphin Island Pipeline for $7 million cash, together with certain commitments as to future capacity and reduced tariffs for its production transported through this line and connecting lines. Callon expects to report a pre-tax gain of $2.5 million in the second quarter of 2002 as a result of this sale.

         SALE OF ENRON HEDGING CLAIMS - The company has completed the sale of its claims against Enron for hedging transactions for $2.5 million in cash. In the fourth quarter of 2001 Callon reported a non-cash charge for the total value of these claims. As a result of the sale, the company expects to report a pre-tax gain of $2.5 million in the second quarter of 2002.

         "We are extremely pleased to announce the successful completion of these transactions," Fred L. Callon, president and CEO, comments. "Securing these financings without any significant equity dilution has been our primary focus during the past year. As we look forward to increased production and cash flow, we can focus our attention on finding new opportunities to increase reserves, cash flow and shareholder value."



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         Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

         This news release contains projections and other forward-looking statements, including statements regarding the company's ongoing discussions concerning refinancing additional amounts of the Senior Subordinated Notes due 9/15/02, within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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